Exhibit 10.23


               FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

                  This Agreement is made and entered into on the 15th day of Feb 2000 (the "Effective Date") between EarlyBirdCapital Inc. ("Earlybird" or the "Consultant") and TekInsight.com, Inc. (the "Company").

                  In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. The Company hereby engages Consultant for the term specified in Paragraph 2 hereof to render financial consulting and investment banking advice to the Company upon the terms and conditions set forth herein.

                  2. This Agreement shall commence on Feb 15, 2000 and continue for a term of 24 months, provided, however, that the Company may terminate this agreement at the end of one year upon 30 days prior written notice given to EarlyBird.

                  3. During the term of this Agreement, Consultant and Consultant's affiliates shall provide the Company with such regular and customary financial consulting advice as is reasonably requested by the Company, provided that Consultant shall not be required to undertake duties not reasonably within the scope of this Agreement. It is understood and acknowledged by the parties that the value of Consultant's advice is not readily quantifiable, and that although Consultant shall be obligated to render the advice contemplated by this Agreement upon the reasonable request of the Company, in good faith, Consultant shall not be obligated to spend any specific amount of time in so doing. Consultant's duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

                  (a) Rendering advice with regard to regard to internal
                      operations, including:

                      (i) the formation of corporate goals and their
                          implementation;

                      (ii) the Company's financial structure and its divisions
                          or subsidiaries;

                      (iii) securing, when and if necessary and possible,
                          additional financing through banks and/or insurance companies; and

                      (iv) corporate organization and personnel; and

                  (b) Rendering advice with regard to any of the following
                      corporate finance matters:

                      (i) changes in the capitalization of the Company;

                     (ii) changes in the Company's corporate structure;
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                    (iii) redistribution of shareholdings of the Company's
                          stock;

                     (iv) offerings of securities in public and private
                          transactions;

                      (v) alternative uses of corporate assets;

                     (vi) structure and use of debt; and

                    (vii) sales of stock by insiders pursuant to Rule 144 or
                          otherwise.

                  "Consultant" and "Earlybird" as used herein shall also mean and refer to any of Consultant's affiliates rendering services here under.

                  "The Company and TeKInsight" as used herein shall also mean and refer to any of its subsidiaries or affiliates.

                  In addition to the foregoing, Consultant agrees to furnish advice to the Company in connection with (A) the acquisition of and/or merger with other companies, the sale of the Company itself, or any of its assets, subsidiaries or affiliates, or similar type of transaction (hereinafter referred to as a "Transaction"), and (B) financings from financial institutions, including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings (hereinafter referred to as a "Bank Financing").

                  Consultant shall also render such other financial consulting and/or investment banking services as may from time to time be agreed upon by Consultant and the Company.

                  4. The Company shall pay Consultant the following compensation:

                  (a) an annual fee of $90,000 in monthly installments of $7,500, the first payment due upon the execution of this Agreement;

                  (b) upon execution of this Agreement, the Company is issuing to Earlybird (or its designees) warrants ('Warrants") to purchase 300,000 shares of the Company's Common Stock, exercisable for a period of five years commencing from the date of this agreement with respect to 200,000 shares and thirteen months from the date hereof with respect to 100,000 shares, at an exercise price equal to the average closing bid price of the Company's common stock over the 5 business day period prior to the date of this agreement. If the Company terminates this Agreement after 12 months in accordance with paragraph 2 hereof, the Company may, in its sole discretion, cancel 100,000 of the Warrants that have been issued. The Warrants are evidenced by a warrant agreement(s) in the form of Exhibit A hereto.

                  In addition to the Warrants referred to in paragraph 4(b) the Company agrees to issue to EarlyBirdCapital or its designees Warrants to purchase 100,000 shares in each subsidiary of the company created during the term of this agreement at an exercise price of $1.00 per share. The Warrants shall have an exercise period of five years from the date of issuance and are not subject to cancellation. The Warrants shall be in a form substantially similar to the Warrant in the form of Exhibit A hereto.

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                  5. In addition to the above,

                  (a) In the event Consultant directly or indirectly originates a Bank Financing, the Company and Consultant will mutually agree on a satisfactory fee.

                  (b) If Consultant acts as an underwriter, placement agent or advisor in the sale or distribution of securities by the Company to the public or in a private transaction (an "Offering"), Consultant shall receive, as compensation for services rendered, an amount to be mutually agreed upon.

                  (c) Fees and expenses payable to Consultant with regard to fairness opinions and valuations will be determined by mutual agreement at such time as the nature and terms of such opinions and valuations are affirmed.

                  All fees to be paid pursuant to this paragraph 5, except as otherwise agreed in writing, are due and payable to Consultant in cash at the closing or closings of any transaction. In the event that this Agreement shall not be renewed, or if this Agreement is terminated for any reason, then notwithstanding any such non-renewal or termination, Consultant shall be entitled to receive the full fee provided for hereunder for any transaction taking place within 24 months of the date hereof for which the discussions or introductions were initiated during the term of this Agreement.

                  6. In addition to the fees payable hereunder, and regardless of whether any transaction set forth in Paragraph 5 is proposed or consummated, the Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement, promptly after submission to the Company of appropriate evidence of such expenditures. All such expenditures in excess of $500 will be submitted to the Company for approval in advance.

                  7. (a) The Company acknowledges that all opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any manner or for any purpose, nor may the Company make any public references to Consultant, or use the Consultant's name in any annual reports or any other reports or releases of the Company, without Consultant's prior written consent.

                  (b) The Company acknowledges that Consultant makes no commitment to make a market in the Company's securities, to recommend or advise its clients to purchase the Company's securities, or to prepare research or corporate finance reports.

                  8. Consultant will hold in confidence any confidential information which the Company provides to Consultant pursuant to this Agreement which is designated by an appropriate stamp or legend as being confidential. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of

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Consultant in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by laws, rules or regulators. If Consultant is requested or required to disclose any confidential information supplied to it by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

                  9. The Company acknowledges that Consultant or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others.

                  10. The Company recognizes and confirms that, in advising the Company hereunder, Consultant will use and rely on data, material and other information furnished to Consultant by the Company, without independently verifying the accuracy, completeness or veracity of same.

                  11. The Company agrees to indemnify and hold harmless Earlybird, its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, "Damages"), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Earlybird of services pursuant to this Agreement, so long as Earlybird shall not have engaged in intentional or willful misconduct, or shall have acted grossly negligently, in connection with the services provided which form the basis of the claim for indemnification; provided, however, that (a) the Company receives prompt written notification of any claim for which it is being requested to provide indemnification pursuant to this Section, (b) the Company may assume, in a prompt fashion, sole control of the defense or settlement of such a claim, including the right to choose counsel for such defense or settlement, provided, however, that in the event that counsel chosen by Company has a conflict of interest in defending Consultant, Consultant may at the Company's expense choose its own counsel and (c) the Company receives, at its expense, such reasonable assistance from Consultant as the Company may request. In the event that the Company assumes sole control of the defense or settlement of such claim, Consultant may, at its expense, participate in such defense or settlement. This paragraph shall survive the termination of this Agreement.

                  12. Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

                  13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns. This Agreement may be executed in counterparts. In the event of any dispute under this Agreement, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association ("AAA") in the City of New York or nearest city, for its

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decision and determination in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as judgment of the Courts of the State of New York, and shall be enforceable as such. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EarlyBirdCapital Inc.                Tekinsight.com, Inc.


By:/s/Steven A. Levine               By:/s/Alexander Kalpaxis
   ------------------------------       -------------------------------
Title: Executive Vice President      Title:Chief Technology Officer and Chairman
      ---------------------------          -----------------------------
         ------------------------               ------------------------

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